Iain McGill

Exhibit 10.15B

PERSONAL, PRIVATE AND CONFIDENTIAL

Monday, 08 December 2014

Iain McGill

Re:    Amendment to Employment Agreement (the “Amendment”)

Dear Iain:

As discussed, I am pleased to formally notify you that the Company has approved a Change in Control severance arrangement for you. The terms and conditions of this Change in Control severance arrangement are set forth in the attached Schedule 3. Both you and the Company hereby agree that your current Employment Agreement with the Company (the “Employment Agreement”) is amended as specified below, effective as of the date that you return this fully signed Amendment.

Changes to your Employment Agreement

1.	The reference to clause 1.6 in clauses 4.1, 4.4 and 4.5 shall be deleted and replaced with a reference to clause 1.5.

2.
Clauses 5.1 and 5.2 shall be deleted in their entirety and shall be replaced with the following wording: "Employee shall be eligible for certain Severance Benefits, the terms of which are set out at Schedule 3 of this Agreement".

3.	A new Schedule 3 shall be incorporated into your Employment Agreement the terms of which are set out as an annexure to this letter.

In all other respects, the remaining terms and conditions of your Employment Agreement are unaffected and shall continue in full force.

EUSA Pharma, (Europe) Limited
Registered Office: The Magdalen Centre, Oxford Science Park, Oxford OX4 4GA
Company Registered in England Registration No: 4555273 Vat Registration No: 896 1192 88

Iain McGill

To amend your Employment Agreement as provided above, please sign and date the Amendment in the space provided below, and return it to me at your earliest convenience.

Do not hesitate to let me know if you have any questions.

Best regards,

/s/ Heather McGaughey
Heather McGaughey
Senior Vice President, Human Resources

REVIEWED, UNDERSTOOD AND AGREED:

/s/ Iain McGill
Iain McGill

Iain McGill

SCHEDULE 3

1.
Covered Termination: The Executive will be eligible for the Severance Benefits in the event of a Covered Termination which is effective on or within twelve (12) months following a Change in Control, subject to the requirements set forth in this Schedule.

2.	Severance Benefits: The Severance Benefits will consist of cash severance payment and payments for continued health care insurance coverage, as follows:

a.
Cash Severance Benefits: A lump sum cash severance payment will be paid to the Executive in an amount equal to the sum of the following three components (the “Severance Payment”): (1) Executive’s annual basic salary in effect as of the effective date of the Executive’s Covered Termination (without giving effect to any reduction in base salary that would constitute grounds for Constructive Termination) (the “Severance Base”) multiplied by 150%; (2) the product of the Severance Base multiplied by the Bonus Percentage (defined below) multiplied by 150%; and (3) the product of the Severance Base multiplied by the Bonus Percentage multiplied by the Bonus Multiplier (defined below). Notwithstanding the foregoing, to the extent applicable, the Severance Payment shall be reduced by any amounts paid to Executive (i) during any period of garden leave immediately preceding the Covered Termination, (ii) qualifying as pay-in-lieu of notice, or (iii) any other severance benefits whether contractual or statutory (including but not limited to any statutory redundancy pay) or other similar benefits payable to the Executive in connection with the Executive’s termination of employment.

By way of example, if the effective date of the Covered Termination is 30 June, Executive's annual basic salary in effect as of the Covered Termination is £100,000, and his target bonus is 40% of basic salary (and Executive has not received any higher annual bonus in either of the last two calendar years prior to the Covered Termination), the Severance Payment shall be calculated as follows:

(1)	£100,000 x 150% (1.5) = £150,000

(2)	£100.000 x bonus percentage (.4) x 150% (1.5) = £60,000

(3)	£100,000 x bonus percentage (.4) x 6/12 = £20,000

Iain McGill

Total Severance Payment: £150,000 + £60,000 + £20,000 = £230,000

b.
Health Continuation Coverage Benefits: To the extent that Executive elects continued private health insurance coverage following the Covered Termination at a level equivalent to the private health insurance coverage available to Executive during his employment, the Employer shall pay the applicable premiums (inclusive of premiums for the Executive’s participating dependents, if any) for such plan coverage for a period of eighteen (18)
months following the date of the Covered Termination (or such earlier date if the Executive dies, if Executive and/or his dependents are no longer eligible for coverage, or if Executive obtains new employment which includes eligibility for health plan coverage). The provision of these benefits is subject to health insurance coverage being obtained on normal terms and subject to medical and other underwriting requirements and other terms and conditions. The Executive shall be required to notify the Employer immediately if the Executive becomes covered by a health insurance plan of a subsequent employer or if the Executive or his participating dependents otherwise cease to be eligible for coverage during the period provided above. Upon the conclusion of such period of insurance premium payments made by the Employer, the Executive will be responsible for the entire payment of premiums.

3.	Certain Definitions:

a.	“Affiliate” means any “parent” or “subsidiary” of Employer as such terms are defined in Rule 405 of the United States Securities Act of 1933, as amended.

b.
“Bonus Percentage” means the greater of (i) any annual bonus, expressed as a percentage of annual base salary paid in the year of determination, paid to the Executive by the Company or an Affiliate in respect of either of the last two calendar years prior to the date of a Covered Termination or (ii) the Executive’s target bonus, expressed as a percentage of annual base salary, for the calendar year in which the Covered Termination occurs.

c.	“Bonus Multiplier” means the quotient obtained by dividing the number of full months that the Executive is employed by the Company or an Affiliate in the year of a Covered Termination by twelve (12).

Iain McGill

d.	“Change in Control” means “Change in Control” as defined in the Jazz Pharmaceuticals plc Amended and Restated Executive Change in Control and Severance Benefit Plan.

e.	“Cause” means the occurrence of any one or more of the following:

(i)
the Executive’s unauthorised use or disclosure of the confidential information or trade secrets of the Employer or its Affiliates which use or disclosure causes material harm to the Employer or an Affiliate;

(ii)
the Executive’s material breach of any agreement between the Executive and the Employer or an Affiliate which remains uncured for ten (10) days after receiving written notification of the breach from the Employer;

(iii)
the Executive’s material failure to comply with the written policies or rules of the Employer or an Affiliate which remains uncured for ten (10) days after receiving written notification of the breach from the Employer;

(iv)
the Executive’s conviction of, or plea of “guilty” or “no contest” to, any crime involving fraud, dishonesty, or moral turpitude under the laws of any United States, England and Wales, Federal, state, local, or foreign governmental authority;

(v)	the Executive’s gross misconduct;

(vi)	the Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Employer;

(vii)
the Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Employer, its Affiliates, directors, officers, or employees, if the Employer has requested the Executive’s cooperation; or

(viii)
any action of Executive warranting summary dismissal or termination without prior notice under Executive’s employment agreement with the Employer as in effect on the Covered Termination (as applicable, the “Employment Agreement”) or under applicable employment laws.

f.
“Constructive Termination” means a resignation of employment by Executive after an action or event which constitutes Good Reason is undertaken by Employer or an Affiliate, or otherwise occurs, provided such action or event is not agreed to by Executive in writing; provided, however, that in order for Executive’s resignation to constitute a Constructive Termination, Executive must (i) provide written notice to Employer’s General Counsel within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for such resignation, (ii) allow Employer at least thirty (30) days from receipt of such written notice to cure such event, and (iii) if such event is not reasonably cured within such period, resign from all positions Executive then holds with Employer and any Affiliate effective not later than ninety (90) days after the expiration of the cure period.

Iain McGill

g.
“Covered Termination” means either (i) an Involuntary Termination Without Cause, or (ii) a Constructive Termination. Termination of employment of Executive due to death or disability shall not constitute a Covered Termination unless a resignation of employment by Executive immediately prior to Executive’s death or disability would have qualified as a Constructive Termination.

h.	“Executive” means Iain McGill (referenced as the “Employee” in the Employment Agreement).

i.	“Good Reason” means the occurrence of any one or more of the following actions or events without Executive’s written consent:

i.
a reduction in Executive’s base salary by more than ten percent (10%) (other than a reduction in conjunction with (x) a Company-wide salary reduction, or (y) a salary reduction involving senior management of Employer which results in salary reductions for employees similarly-situated to Executive);

ii.	a relocation of Executive’s place of employment that increases Executive’s one-way commute by more than thirty-five (35) miles;

iii.
a substantial reduction in Executive’s duties or responsibilities (and not simply a change in reporting relationships) in effect immediately prior to the effective date of the Change in Control; provided, however, that it shall not constitute “Good Reason” if, following the effective date of the Change in Control, either (x) Employer is retained as a separate legal entity or business unit and Executive holds the same position in such legal entity or business unit as Executive held before such effective date, (y) Executive holds a position with duties and responsibilities comparable (although not necessarily identical, in view of the relative sizes of Employer and the entity involved in the Change in Control) to the duties and responsibilities of Executive prior to the effective date of the Change in Control; or

iv.	a reduction in the Executive’s title.

Iain McGill

j.
“Involuntary Termination Without Cause” means a termination by the Employer of the Executive’s employment relationship with the Employer or an Affiliate for any reason other than for Cause and other than as a result of death or disability.

4.	Additional Terms for Severance Benefits: The following additional terms shall apply:

a.
Release: In order to be eligible to receive, and prior to receipt of, any of the Severance Benefits, the Executive must execute a general waiver and release and return such release to Employer within the time period specified therein, but in no event more than forty-five (45) days following the date of the Covered Termination, and such release must become effective in accordance with its terms but in all cases not later than the sixtieth (60th) day following the Covered Termination. No release shall require the Executive to forego any unpaid salary, any accrued but unpaid vacation pay, or any vested or earned benefits payable pursuant to the Executive’s Employment Agreement or by law. The Employer, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release.

b.
Mitigation: The Executive shall not be required to mitigate damages as a condition of the Severance Benefits by seeking other employment or otherwise. Similarly, no amount of the Severance Benefits shall be reduced by any compensation earned by the Executive as a result of employment by another employer or any retirement benefits received by such Executive after the date of the Executive’s termination of employment with the Employer, except for Severance Benefits relating to payments for health continuation coverage provided above.

Iain McGill

c.
Tax Withholding, Contributions: All payments under this Schedule will be subject to all applicable deductions and withholding of the Employer, including, without limitation, all obligations to withhold or make deductions for federal, state and local income and employment taxes, as well as national contributions and any other required deductions or withholdings which are required pursuant to the terms of the Executive's employment or by law, or which are provided for in the Executive's Employment Agreement and/or this Schedule (including for the avoidance of doubt deductions for income tax and national insurance contributions required under English law).